Exhibit 99.2

Li3 Energy, Inc. Announces a Letter of Intent to Acquire Puna Lithium Corporation

LIMA, Peru, Nov. 30 /PRNewswire-FirstCall/ -- Li3 Energy, Inc. (OTC Bulletin Board: LIEG; "Li3 Energy") is pleased to announce it has signed a letter of intent to acquire Puna Lithium Corporation ("Puna").

Puna has an option to acquire up to an aggregate eighty percent (80%) interest in 123,000 acres of prime Chilean salar ground located across 9 Chilean salars, including the producing Salar de Atacama where Sociedad de Chile SC has production facilities. The Salar de Atacama currently contains the highest economic lithium concentrations in the world as well as some of the lowest processing costs due to its: low magnesium content; high evaporation rates; and ability to operate year round.

Puna also has an option to acquire up to eighty five percent (85%) of 90,000 acres of salar property in Argentina, in the Centenario, Rincon, Pocitos and Cauchari salars.

The transaction is subject to legal and financial due diligence by Li3, which is expected to be finalized within the next 90 days. The parties have agreed to use their best efforts to sign a formal agreement within 90 days. The letter of intent contains, and the formal agreement will contain, customary exclusivity provisions and other conditions to closing.

Luis Saenz, Chief Executive Officer of Li3 Energy, stated: "We are extremely excited by the addition of these two substantial land packages complementing our acquisition in Big Smoky Valley, Nevada announced last week. This transaction now positions Li3 as a major strategic landholder in the Puna Plateau, which contains the largest concentrations of lithium brines in the world and is the host to over 70% of the world's lithium reserves and production.

"With the combination of Nevada, Argentina, and Chile, Li3 has secured approximately 300,000 acres of prime brine properties in the 3 major politically stable brine production areas in the world. These properties will provide the platform for Li3 on the primary production side to execute on its business plan of rapidly developing a vertically integrated lithium production, manufacturing and sales company. Our technical team is prepared and excited to aggressively begin work on the development of these assets along an accelerated timetable."

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina and Chile. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "proposes", "hopes," "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. The proposed acquisition of Puna Lithium is subject to a number of conditions that may not be satisfied, and there can be no assurance that it will be consummated, nor can there be any assurance that the Chile Salar, Centenario Brine, Rincon Brine, Pocitos and Cauchari Brines projects will be successfully developed. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify other corporate acquisition and/or joint venture opportunities in the lithium mining sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic condition; political stability; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.